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                                                           Exhibit 23.1


The Board of Directors
Nucleus Corporation and Nucleus Energy Consulting Corporation

We consent to the inclusion of our report dated August 11, 2000, with respect to the consolidated balance sheets of Nucleus Corporation and Nucleus Energy Consulting Corporation as of December 31, 1999 and 1998, and the related combined statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Caminus Corporation, Inc. dated November 13, 2000.

                                                  /s/ KPMG LLP


New York, New York
November 13, 2000